Exhibit 99.1

Aytu BioPharma Announces 1-for-20 Reverse Stock Split

ENGLEWOOD, CO / January 5, 2023 / Aytu BioPharma, Inc. (the Company or “Aytu”) (Nasdaq: AYTU), a commercial stage pharmaceutical and consumer health company providing pediatric-focused prescription drugs and cost-effective consumer health solutions, today announced a 1-for-20 reverse stock split of its outstanding common stock, effective at 12:01 a.m. Eastern time on January 6, 2023. Beginning tomorrow, January 6, 2023, the Company's common stock will trade on a split-adjusted basis.

At the Company's Special Meeting of Stockholders (the "Special Meeting") held on October 5, 2022, the Company's stockholders approved a proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio of up to one-for-twenty (1:20), as determined by the Company's Board of Directors. On January 4, 2023, the Board of Directors approved a 1-for-20 reverse split, and the Company filed a Certificate of Amendment to its Certificate of Incorporation to effect the reverse stock split effective as of January 6, 2023.

The Company's Board of Directors implemented the reverse stock split with the objective of regaining compliance with the $1.00 minimum bid price requirement of The Nasdaq Capital Market.  The Company has until May 22, 2023 to comply with this requirement. To comply with this requirement, the closing bid price of the Company's common stock must be at least $1.00 per share for a minimum of 10 consecutive business days prior to May 22, 2023.

The Company's shares of common stock will continue to trade on the NASDAQ under the symbol "AYTU." The new CUSIP number for the Company's common stock post-reverse stock split is 054754858.

Upon the effectiveness of the reverse stock split, every 20 shares of the Company's issued and outstanding common stock will automatically be converted into one share of common stock. A cash payment will be made to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split. The reverse stock split will reduce the number of shares of outstanding common stock from approximately 68.8 million shares to approximately 3.4 million shares. As a result of the reverse stock split, proportional adjustments will be made to the company's outstanding warrants, options, and equity plan pool.

The company’s transfer agent, Issuer Direct Corporation (the “Transfer Agent”), is acting as the exchange agent for the reverse stock split. The Transfer Agent will provide instructions to stockholders of record regarding the exchange of stock certificates. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company commercializing a portfolio of commercial prescription therapeutics and consumer health products. The Company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu's consumer health segment markets a range of over-the-counter medicines, personal care products, and dietary supplements addressing a range of common conditions including diabetes, allergy, hair regrowth, and gastrointestinal conditions. To learn more, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this press release, are forward-looking statements, including but not limited to any statements regarding the financial results and statements presented in this press release. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, the Company’s ability to regain compliance with Nasdaq listing requirements. We also refer you to (i) the risks described in ''Risk Factors'' in Aytu's Annual Report on Form 10-K, in Quarterly Reports filed on Form 10-Q, and in the other reports and documents it files with the Securities and Exchange Commission.

Contacts for Investors:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

AYTU@lythampartners.com

Source: Aytu BioPharma, Inc.